exhibit (g)(11)

Contacts:  Thomas Davies
           Todd Fogarty
           Kekst & Company
           212-593-2655



                                            FOR IMMEDIATE RELEASE
                                            ---------------------

      HC INVESTMENTS CORRECTS SUPPLEMENT TO OFFER TO PURCHASE

      GULPH MILLS, PENNSYLVANIA, December 11, 1996 -- HC INVESTMENTS, INC. announced today that it is correcting certain references to the Private Securities Litigation Reform Act of 1995 in the Supplement, dated December 6, 1996, to its Offer to Purchase, dated November 6, 1996, for all of the outstanding common stock of Loctite Corporation. HC Investments said that the discussion of certain forward-looking information contained in the Supplement incorrectly referenced the safe harbor for such information contained in the Private Securities Litigation Reform Act of 1995. The safe harbor contained in the Private Securities Litigation Reform Act is not applicable to transactions such as the Offer by HC Investments for Loctite's common stock and, therefore, is not applicable to the publication of the forward-looking information contained in the Supplement.

      HC Investments stated that the projections contained in the Supplement are forward-looking statements that involve risks and uncertainties and that Loctite does not as a matter of course make public projections as to future performance or earnings. HC Investments explained that such information has been included in the Supplement for the limited purpose of giving Loctite stockholders access to Loctite financial projections that had been made available to Henkel KGaA and HC Investments. HC Investments explained that such information was prepared by Loctite management for internal use and was not prepared with a view to public disclosure or compliance with the published guidelines of the Securities and Exchange



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Commission or the guidelines established by the American
Institute of Certified Public Accountants regarding projections or forecasts. HC Investments said that the inclusion of the projections in the Supplement was not, and should not be regarded as, an indication that any of Loctite, HC Investments, Henkel or any other person who received such information considers it an accurate prediction of future events and that none of Loctite, HC Investments or Henkel intends to update, revise or correct such projections if they prove to be inaccurate (even in the short term).

      HC Investments' tender offer for all of the Common Stock of Loctite is scheduled to expire at 12:00 Midnight, New York City time, on Friday, December 20, 1996.

                              * * *


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